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                                                                  EXHIBIT 10.120

                      EMPLOYMENT AND CONSULTING AGREEMENT

        THIS EMPLOYMENT AND CONSULTING AGREEMENT (the "Agreement") is entered into as of February 22, 1995 (the "Effective Date"), between Ecogen Inc., a Delaware corporation with a principal place of business at 2005 Cabot Boulevard West, Langhorne, Pennsylvania 19047 (the "Company"), and Bruce C. Carlton, an individual residing at 914 Macclesfield Road, Furlong, Pennsylvania 18925 ("Dr. Carlton").

                                    PREAMBLE

         Dr. Carlton has served as an officer and member of the Board of Directors of the Company for more than ten years. Dr. Carlton is currently Executive Vice President, Research and Development of the Company. Dr. Carlton desires to resign as an officer and employee of the Company as of June 30, 1995. The Company believes that it is in its best interest to enter into this Agreement in order to assure itself of the continued services of Dr. Carlton after his resignation as an officer and employee of the Company.

         NOW, THEREFORE, in consideration of the mutual convenants contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto agree as follows:

         Section 1.  Employment as Executive Vice President,
Research and Development.

         Subject to the terms and conditions hereof, during the Employment Term (as defined in Section 3), Dr. Carlton is hereby engaged by the Company to continue to serve as its Executive Vice President, Research and Development. Dr. Carlton accepts such employment and agrees to discharge all of the duties normally associated with this position, to faithfully and to the best of his abilities perform such other services consistent with his position as a senior executive officer of the Company as
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may from time to time be assigned to him by the Chief Executive Officer of the
Company and to devote at least seventy percent of his business time to such services. In addition to his employment as Executive Vice President, Research and Development, Carlton will serve as a member of the Board of Directors of the Company, without additional compensation, until the earlier of (i) the next annual meeting of stockholders of the Company or (ii) June 30, 1995.

         Section 2.  Compensation During Employment Term.

         2.1 During the Employment Term, the Company will pay Dr. Carlton a salary at the annual rate of $190,000 (the "Employment Salary"). The Employment Salary will be payable in substantially equal monthly installments.

         Section 3.  Employment Term.

         The term of Dr. Carlton's employment as Executive Vice President, Research and Development of the Company under this Agreement as provided in
Section 1 will end on June 30, 1995, unless earlier terminated as provided in
Section 8 hereof (the "Employment Term").

         Section 4.  Engagement as a Consultant.

         4.1 Subject to the terms and conditions hereof, Dr. Carlton is hereby engaged by the Company to serve as a consultant during the Consulting Term (as defined in paragraph 6.1). Dr. Carlton accepts such engagement and agrees to perform the services described in paragraph 4.2.

         4.2 (a) During the Consulting Term, Carlton will provide such consultation services as the Company may reasonably





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request, including, without limitation, being the Chairman of the Ecogen
Scientific Advisory Board. In addition, Dr. Carlton, if requested by the Chairman of the Board or Chief Executive Officer of the Company, shall: (i) render advice and assistance in connection with the Company's technology and products and the development and implementation of the Company's strategic plans and objectives; and (ii) represent or assist the Company at meetings or other events concerning the agricultural and related industry or the Company's technologies or products. Subject to Dr. Carlton's reasonable availability and upon reasonable prior notice from the Company to Dr. Carlton, Dr. Carlton may be required to devote to the Company under this Agreement a maximum of (i) forty-five (45) days during the first twelve months of the Consulting Term and forty-five (45) days during the second twelve months of the Consulting Term.

         Section 5.  Compensation During Consulting Term.

         During the Consulting Term, the Company will pay Carlton an annual fee of $60,000 (the "Consulting Fee"). The Consulting Fee will be payable, in arrears, in equal monthly installments due on the first business day of each month during the Consulting Term. In addition, during the Consulting Term, the Board of Directors of the Company may, from time to time in its sole discretion, issue to Dr. Carlton options to purchase shares of the Company's stock upon such terms and conditions as may be determined by the Board of Directors of the Company.

         Section 6.  Consulting Term.

         6.1 The term of Dr. Carlton's engagement as a consultant as provided in Section 4 (the "Consulting Term") will, unless Dr. Carlton's employment has been terminated during the Employment Term pursuant to paragraph 8.1, commence on July 1, 1995 and, unless sooner terminated as provided in Section 8, end on June 30, 1997. The parties may, however, upon their mutual written agreement, extend the Consulting Term beyond June 30, 1997. For purposes of this Agreement the term "Joint Term" shall mean the Employment Term and the Consulting Term.





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         Section 7.  Benefits.

         7.1 During the Employment Term, Dr. Carlton may participate, on the same basis and subject to the same qualifications as other vice presidents of the Company, in any profit sharing, savings, life insurance, health insurance, hospitalization, dental, drug prescription, disability, accidental death or dismemberment and other benefit plans and policies in effect with respect to other vice presidents of the Company (collectively, the "Benefits").

         7.2 During the Joint Term, the Company will pay or promptly reimburse Dr. Carlton, upon submission of proper invoices in accordance with the Company's normal procedures, for all reasonable out-of-pocket business, entertainment and travel expenses incurred by Dr. Carlton in the performance of his duties hereunder.

         7.3 The Company will be entitled to withhold from any salary and fee amounts payable or benefits accorded to Dr. Carlton hereunder and all federal, state and local income, employment and other taxes, as and in such amounts as may be required under applicable law.





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         Section 8.  Termination.

         8.1 Termination by the Company; Resignation by Dr. Carlton. The Company may terminate Dr. Carlton's employment and/or engagement with the Company either during the Employment Term or the Consulting Term, as may at the time be applicable, with or without Cause (as defined in paragraph 8.4) upon thirty (30) days prior written notice to Dr. Carlton. Dr. Carlton may voluntarily resign his employment and/or engagement with the Company either during the Employment Term or the Consulting Term, as may at the time be applicable, upon ninety (90) days' prior written notice to the Company.

         8.2 Compensation and Benefits Upon Termination Without Cause. If the Company terminates Dr. Carlton's employment and/or engagement hereunder for any reason other than Cause or Dr. Carlton's death or Permanent Disability (as defined in paragraph 8.4), prior to the expiration of the Joint Term, the Company will (i) (A) until the expiration of the Employment Term, continue to pay Dr. Carlton the Employment Salary due Carlton pursuant to paragraph 2.1 in accordance with the provisions of paragraph 2.1, and/or (as may be applicable)
(B) until the expiration of the Consulting Term, continue to pay Dr. Carlton the Consulting Fee due Dr. Carlton pursuant to Section 5 in accordance with the provisions of Section 5; and (ii) continue until June 30, 1995 the Benefits, as provided in paragraph 7.1, that Dr. Carlton is participating in at the time of such termination on the same basis of participation, as applied prior to such termination, to the extent such plans and policies permit him to participate therein and subject to any other terms and conditions of such plans and policies; provided, that if such plans and policies restrict Dr. Carlton from such participation, Dr. Carlton may, with the reasonable consent and at the expense of the Company, obtain until June 30, 1995 coverage reasonably comparable to such Benefits.





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         8.3  Compensation and Benefits Upon Resignation, Termination for
Cause, Death or Permanent Disability. If prior to the expiration of the Joint Term, Dr. Carlton dies, suffers a Permanent Disability or voluntarily resigns his employment and/or engagement hereunder or is terminated by the Company for Cause, then after the date of his termination or the effective date of his resignation, or upon Dr. Carlton's death or Permanent Disability, as the case may be, Dr. Carlton will (a) receive no further Employment Salary or Consulting Fee, as may at the time be applicable, (b) cease to be covered under or be permitted to participate in the Benefits (except payments due Dr. Carlton or his beneficiaries or representatives under any applicable life or disability insurance plans or policies).

         8.4 Definitions. "Cause" means (i) any gross misconduct, fraud, embezzlement or willful, intentional or deliberate breach or nonobservance by Dr. Carlton of any of the material covenants contained herein, or (ii) any willful, intentional or deliberate disobedience or neglect by Dr. Carlton of the reasonable orders or directions of the Company, in either case not including Permanent Disability.

         "Permanent Disability" means the permanent inability of Dr. Carlton to perform his duties hereunder as a result of any physical, mental or psychological injury, illness or incapacity, as reasonably determined by the Company.

         Section 9.  Confidential Information and Non-Competition.

         Dr. Carlton agrees to continue to be bound by the provisions of that certain agreement between the Company and himself, dated October 10, 1984, concerning confidentiality, non-competition and non-solicitation; provided, that solely for the purpose of such agreement, it is understood that Dr. Carlton's employment with the Company will not be deemed to terminate prior to the later of (i) the expiration or termination of the Joint Term or (ii) the date payments cease being made to Dr. Carlton by the Company pursuant to
Section 8.





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         Section 10.  Miscellaneous.

         10.1 This Agreement will be construed, interpreted and governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of law rules thereof.

         10.2 This Agreement will extend to and be binding upon Dr. Carlton, his legal representatives, heirs and distributees, and upon the Company, its successors and assigns regardless of any change in the business structure of the Company, be it through spin-off, merger, sale of stock, sale of assets or any other transaction. However, this Agreement is a personal services contract and as such, Dr. Carlton may not assign any of his duties or obligations hereunder.

         10.3 Except for any stock option or stock award agreements between the parties, this Agreement, and the agreement referenced to in Section 10, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. No waiver, modification or change of any of its provisions will be valid unless in writing and signed by both parties. Any and all prior agreements (other than the agreements referred to in the first sentence of this paragraph) between the parties, written or oral, relating to Dr. Carlton's employment and engagement by the Company, including, but not limited to, that certain Employment Agreement dated as of January 1,





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1994, between the parties, are hereby cancelled and are of no further force or effect. The parties agree that no rights or obligations contained in said Employment Agreement survive.

         10.4 The waiver of any breach of any duty, term or condition of this Agreement will not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of this Agreement. If any provision of this Agreement will be unenforceable in any jurisdiction in accordance with its terms, the provision will be enforceable to the fullest extent permitted in that jurisdiction and will continue to be enforceable in accordance with its terms in any other jurisdiction.

         10.5 All notices pursuant to this Agreement will be in writing and will be sent by certified mail, return receipt requested, addressed to the parties hereto at the addresses set forth above, or to such other addresses as may hereafter be specified by notice in writing by either of the parties and will be deemed given three days after mailing in accordance with the foregoing.

         10.6 This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.




                                                   /s/ BRUCE C. CARLTON
                                                   ---------------------------
                                                   Bruce C. Carlton


                                                   ECOGEN INC.



                                                  By: /s/ JAMES P. REILLY, JR.
                                                     ---------------------------
                                                      James P. Reilly, Jr.
                                                      President and Chief
                                                      Executive Officer





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